Exhibit 99.1

March 27, 2007

Dear Shareholder,

During the past several years, many of you have participated in our Dividend Reinvestment Plan (DRP). This plan was established when we sold shares under the NASAA regulations that applied primarily to shareholders who purchased shares through licensed Broker/Dealers in various states where HCP was licensed to sell shares.

Since the internalization of the management of HCP on October 2, 2006, we have been actively working towards listing HCP shares on a national stock exchange. As a result, effective with the April 2007 dividend payment, all dividends will be paid in the form of a check. You may have dividends deposited directly into your banking account by completing the form enclosed with your dividend check.

For those of you participating in the DRP, we ask your patience as we transition from one set of regulations to another.

If you have any questions, please call Dick Vaughan (Ext 3034) or Julie Nguyen (Ext 3021).

Expect to begin receiving a monthly newsletter very soon. In the newsletter, we will keep you informed of our progress, introduce our employees and provide information about HCP REIT that we believe you will find interesting and informative. We will also continue to post the latest events on our website (www.hcpreit.com).

Feel free to give us a call anytime you have questions about your investment.

Sincerely,

/s/ James C. Mastandrea

James C. Mastandrea

Chairman of the Board and Interim Chief Executive Officer